Exhibit 99.1

Interstate Power and Light Company
An Alliant Energy Company

Corporate Headquarters
4902 North Biltmore Lane
Suite 1000
Madison, WI 53718-2148

News Release
FOR IMMEDIATE RELEASE	Media Contact: Scott Reigstad (608) 458-3145
Investor Relations: Susan Gille (608) 458-3956

Interstate Power and Light Company Announces Pricing of Debt Offering

Senior Debentures will be due in 2043

CEDAR RAPIDS, Iowa – October 3, 2013 – Interstate Power and Light Company (IPL), a wholly-owned subsidiary of Alliant Energy Corporation (NYSE: LNT), today announced the pricing of a public offering of $250,000,000 aggregate principal amount of senior debentures. The senior debentures have an interest rate of 4.70% and will be due on October 15, 2043.

IPL intends to apply the approximately $246.3 million in net proceeds from this offering to reduce outstanding capital under its receivables purchase and sale program, reduce commercial paper classified as long-term debt and for general corporate purposes.

The offering was marketed through a group of underwriters consisting of Goldman, Sachs & Co., Mitsubishi UFJ Securities (USA), Inc., and RBS Securities Inc. as joint book-running managers, and BNY Mellon Capital Markets, LLC, Mizuho Securities USA Inc., and The Williams Capital Group, L.P. as co-managers.

The offering is being made only by means of a prospectus supplement and accompanying prospectus, which are part of a shelf registration statement IPL filed with the Securities and Exchange Commission, copies of which may be obtained from Goldman, Sachs & Co., 200 West Street, New York, NY 10282, Attention: Prospectus Department or by calling 1-866-471-2526, from Mitsubishi UFJ Securities (USA), Inc., 1633 Broadway, 29th Floor, New York, NY 10019, Attention: Capital Markets Group or by calling 1-877-649-6848, or from RBS Securities Inc., 600 Washington Boulevard, Stamford, CT 06901 or by calling 1-866-884-2071. An electronic copy of the prospectus will be available from the Securities and Exchange Commission’s website at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Interstate Power and Light Company (IPL), based in Cedar Rapids, Iowa, provides electric service to approximately 528,000 customers and natural gas service to approximately 234,000 customers in more than 750 communities throughout Iowa and southern Minnesota. IPL is committed to providing the energy and exceptional service its customers and communities expect – safely, reliably, and affordably. IPL is a subsidiary of Alliant Energy Corporation.